Exhibit 21.1

NetManage, Inc.

December 31, 2002

US and International Subsidiaries	Activity

US
Wall Data Incorporated	Inactive
FTP Software, Inc.	Inactive
Network Software Associates, Inc.	Inactive
NetSoft, Inc.	Inactive
Wall Data International, Inc.	Holding Co.
Aqueduct Software, Inc.	Inactive

Europe
UK
NetManage UK Limited	Operating
FTP Software Limited	Inactive
Firefox UK Limited	In Liquidation
Firefox Management Limited	In Liquidation
Firefox Communications Limited	In Liquidation
Firefox Corporation Limited	In Liquidation
NetSoft International Limited	In Liquidation
Wall Data (UK) Limited	Inactive
Simware Limited	Inactive
Relay Technology UK Limited	In Liquidation
Ireland
Wall Data Limited	Inactive
Expert Edge Computer Systems, Ltd.	Inactive
Radisson Ltd.	Inactive
Germany
NetManage Software GmbH	Operating
Wall Data Holding GmbH	In Liquidation
FTP Software GmbH	In Liquidation
Simware GmbH	In Liquidation
First Service GmbH Munchen	In Liquidation
France
NetManage SARL	Operating
Italy
NetManage Italia Srl	Operating
Spain
NetManage Iberia SL	Operating
Sweden
NetManage Nordic AB	Operating
Netherlands
NetSoft Benelux BVBA	Operating
Canada
NetManage Canada Inc.	Operating
Japan
NetManage Japan KK	Inactive
Israel
N.Y. NetManage Ltd.	Manuf. Entity
N.Y. NetManage (Yerushalayim) Ltd.
Mexico
NetManage Mexico SA de CV	Mrkting services
Brazil
NetManage do Brasil Ltda.	Mrkting services